Exhibit 10.2

August 13, 2021

Mr. Scott Crist, CEO

Mr. Greg Smith, CFO

Industrial Tech Acquisitions, Inc.

5090 Richmond, Suite 319

Houston, Texas 77056

Re:	Confirmation of Waiver of Loan Conversion Rights

Dear Sirs:

Reference is made to that certain Promissory Note, dated June 3, 2021 (the “Promissory Note”), made by Industrial Tech Acquisitions, Inc. (“Borrower”) in favor of Industrial Tech Partners, LLC (“Lender”) in the principal amount of up to $250,000, of which $100,000 is outstanding as of the date of this letter.

As Borrower is aware, at the time the Promissory Note was executed, Lender irrevocably waived its conversion rights under Section 15 of the Promissory Note and agreed that Lender would not convert all or any portion of the Promissory Note and that the Promissory Note only would be repaid in the event of Borrower’s closing of a business combination, and in the event such a business combination does not close, the loan will be forgiven in full and would not be repaid. This letter serves to confirm, ratify and memorialize the foregoing waiver and agreements on the part of Lender.

All terms of the Promissory Note shall remain in full force and effect. Neither the execution by Lender of this letter, nor any other act or omission by Lender in connection herewith, shall be deemed a waiver by Lender of any other rights which may exist or which may occur in the future under the Promissory Note.

Executed as of the day and year first above written.

Industrial Tech Partners, LLC

By:	/s/ E. Scott Crist
E. Scott Crist, Manager

Acknowledged and agreed:

Industrial Tech Acquisitions, Inc.

By:	/s/ E. Scott Crist
	Name:	E. Scott Crist
	Title:	CEO